For the semi-annual period ended: 6/30/99
File number: 811-4661



                         SUB-ITEM 77 M

      I.   On May 26, 1999, the Board of Directors
of  The Global Total Return Fund, Inc. (the  Fund)
approved  a proposal to reorganize the assets  and
liabilities  of  Prudential  Intermediate   Global
Income Fund, Inc. into the Fund.    Class A, Class
B,  Class  C  and  Class  Z shares  of  Prudential
Intermediate Global Income Fund, Inc. would be exchanged at net asset value for respective Class
A, Class B, Class C and Class Z shares of equivalent value of the Fund. The transaction is expected to close in October 1999.


      II.  On May 26, 1999, the Board of Directors
of  The Global Total Return Fund, Inc. (the  Fund)
approved  a proposal to reorganize the assets  and
liabilities of Prudential Global Limited  Maturity
Fund,  Inc.  into the Fund.    Class A,  Class  B,
Class  C  and  Class  Z shares of  the  Prudential
Global  Limited  Maturity  Fund,  Inc.  would   be
exchanged at net asset value for respective  Class
A, Class B, Class C and Class Z shares of equivalent value of the Fund. The transaction is expected to close in October 1999.


      III. On May 26, 1999, the Board of Directors
of  The Global Total Return Fund, Inc. (the  Fund)
approved a proposal to change the name of the Fund
from  The  Global  Total  Return  Fund,  Inc.   to
Prudential   Global   Total  Return   Fund,   Inc.
effective August 9, 1999.






T:\martin\N-SAR\GTR\8-99\77M